Exhibit 99

Alion Science and Technology Corporation Issues Announcement of Results for the Fiscal Year 2003 Third Interim Period Consisting of 16 Weeks Ending July 4, 2003 and the 40-Week Period Ending July 4, 2003.

McLean, VA, September 5, 2003. Alion Science and Technology Corporation today announced its operating results for the third interim period consisting of 16 weeks and the 40-week period ended July 4, 2003.

The following discussion is based on pro forma financial results for the periods described, as if Alion’s acquisition of substantially all of the assets and assumption of certain liabilities of IIT Research Institute (IITRI) on December 20, 2002, had been consummated on the Company’s first day of each fiscal year.

Revenue for the third interim period ended July 4, 2003 increased 1.0% to $65.1 million, compared with $64.5 million for the third interim period ended July 5, 2002. The increase in revenue was largely a result of an increase in demilitarization support services to the U. S. Army’s Newport Chemical Agent Disposal Facility (NECDF); expanded services under the Modeling and Simulation Information Analysis Center (MSIAC) contract with the Department of Defense; and additional support to the Department of Defense Joint Spectrum Center (JSC).

On a normalized basis, excluding the non-recurring transaction expenses and the amortization expenses related to the purchased contract costs from IITRI noted below, income from operations for the third interim period ended July 4, 2003, would have been $3.6 million, compared to income from operations of $4.4 million for the comparable period last year. This decline was due, in part, to increases in indirect expenses related to additional costs for regulatory compliance, legal support and financial reporting.(1)

The non-recurring expenses, which were excluded from the results discussed in the previous paragraph, consist of transaction expenses related to Alion’s purchase of substantially all of the assets of IITRI in the amounts of $0.2 million and $2.1 million, respectively, for the interim periods ended July 4, 2003 and July 5, 2002. The amortization expenses for intangible assets acquired in the transaction totaled approximately $3.2 million in each of the comparable interim periods. When these transaction and amortization expenses are included (as required by U.S. generally accepted accounting principles), the income from operations was $0.2 million for the third interim period ended July 4, 2003, compared with the loss from operations of $0.9 million for the comparable period in 2002. The net loss for the third interim period in 2003 was $2.7 million, compared to the net loss of $4.3 million for the similar period last year, due to the items stated above.

Revenue for the 40-week interim period ended July 4, 2003 increased $8.4 million to $161.4 million, up 5.5%, when compared with the comparable interim period ended July 5, 2002. The increase in revenue was largely the result of expanded business under the three contracts described in the 16-week revenue discussion above. Increases in revenue during the 40-week period were partially offset by a revenue reduction of $0.6 million related to certain additional costs on a fixed price contract and non-reimbursable, fully-burdened direct costs on a cost-reimbursement contract, as well as, decreases in revenue in our Internal Revenue Service and Human Factors Applications business totaling approximately $7.8 million.

On a normalized basis, excluding non-recurring transaction expenses and amortization expenses related to the purchased contract costs from IITRI, income from operations for the 40-week period ended July 4, 2003, would have been $8.2 million, compared to $9.2 million for the comparable period last year. This decline was due, in part, to increases in indirect expenses related to one-time costs for new SEC reporting requirements and the establishment of ESOP management infrastructure and one-time costs, such as advertising, branding and internal network conversion expenses, related to the transition from IITRI to Alion. (1)

The non-recurring expenses, which were excluded from the results discussed in the previous paragraph, consist of $6.6 million and $3.2 million, respectively, of transaction expenses for the interim periods ended July 4, 2003 and July 5, 2002, which are related to Alion’s purchase of substantially all of the assets and assumption of certain liabilities of IITRI. The amortization expenses were approximately $8.2 million in both 40-week periods, for intangible assets acquired in the transaction. When these transaction and amortization expenses are included (as required by U.S. generally accepted accounting principles), the loss from operations for the 40-week interim period ended July 4, 2003 was $6.6 million, compared to a loss from operations of $2.2 million for the comparable period in 2002. The net loss for the 40-week period ended July 4, 2003, compared to the 40-week period ended July 5, 2002, was $13.9 million and $10.2 million, respectively, due to the items stated above.

Commenting on the third interim period of 2003, Alion Chairman and CEO Bahman Atefi stated, “Although revenue growth in the third period did not accelerate as quickly as we had hoped, I still see numerous opportunities for future growth based on a significant increase in our proposal backlog, our continuing strong contract backlog, and increased activity in our acquisition program.”

Through the 40-week interim period ended July 4, 2003, Alion derived 98% of its revenue from federal government contracts on which it serves as either prime contractor or subcontractor. For the comparable period in 2002, Alion also derived 98% of its revenue from federal government contracts. Revenue from the Department of Defense accounted for approximately 94% of revenue through the end of the third interim period ended July 4, 2003, up from approximately 90% for the comparable period in 2002.

Commenting on the third interim period, Jack Hughes, Alion Senior Vice President and CFO, said, “ The third interim period has seen our intense focus on improving accounts receivable collections pay off. With our initiation of the e-billing process, we have seen our collection ability, as measured by days sales outstanding, improve to less than 70 days. As a result, we have been able to accelerate the “de-leveraging” process by making advance principal payments on our senior term loan of $1.3 million, over and above our scheduled principal repayment of $1.25 million for the period.”

To view Alion’s EDGAR filings data on the SEC web site, please visit the U.S. Securities and Exchange Commission web site at http://www.sec.gov/cgi-bin/srch-edgar?text=alion.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, changes to the ERISA laws related to Alion’s Employee Ownership, Savings and Investment Plan; changes to the tax laws relating to the treatment and deductibility of goodwill, Alion’s subchapter S status, or any change in Alion’s effective tax rate; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, including any changes in the SEC’s rules, and other corporate governance requirements; failure of government customers to exercise options under contracts; funding decisions relating to U.S. Government projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; the results of current and/or future legal proceedings and government proceedings which may arise out of our operations (including our contracts with government agencies) and the attendant risks of fines, liabilities, penalties, suspension and/or debarment; material changes in laws or regulations applicable to Alion’s businesses; and other risk factors and uncertainties discussed in Alion’s Form 10-Q, filed with the SEC on August 15, 2003, in its registration statement on Form S-1 filed with the SEC on March 24, 2003, and in other documents periodically filed with the SEC.

Note: (1) Normalized income from operations is defined as income from operations, which is a standard U.S. generally accepted accounting principles (“GAAP”) measurement, plus non-recurring transaction expenses and amortization expenses for intangible assets, both of which are directly related to the purchase by Alion of substantially all of the assets and certain liabilities of the Illinois Institute of Technology Research Institute (IITRI) on December 20, 2002. Alion’s management has provided the normalized income from operations analysis in this press release, because we believe it provides our beneficial employee-owners a more meaningful measure of financial performance as well as a better understanding of operating results, particularly when comparing our financial results to-date to our operating financial plan for the same period of time. Normalized income from operations should not be construed as an alternative to income from operations, as calculated pursuant to GAAP.

ALION SCIENCE AND TECHNOLOGY CORPORATION
Pro Forma Consolidated Statements of Operations
For the 16-Week and 40-Week Periods Ended July 4, 2003 and July 5, 2002
(In thousands, except share and per share information)
(Unaudited)

	Pro Forma		Pro Forma
	For the 16-week Period		For the 40-week Period

	Ended	Ended	Ended	Ended
	July 4, 2003	July 5, 2002	July 4, 2003	July 5, 2002

Contract revenue	$65,134	$64,485	$161,404	$153,039
Direct contract expenses	47,459	46,967	118,145	111,890

Gross profit	17,675	17,518	43,259	41,149

Operating expenses:
Indirect contract expense	3,588	3,534	9,004	8,328
Research and development	50	196	105	401
General and administrative	8,046	5,999	18,240	15,372
Nonrecurring transaction expense	174	2,122	6,562	3,200
Rental and occupancy expense	2,541	2,612	6,835	6,458
Depreciation and amortization	3,797	3,910	9,499	9,458
Bad debt expense (recovery)	(700)	90	(425)	99

Total operating expense	17,496	18,463	49,820	43,316

Operating income (loss)	179	(945)	(6,561)	(2,167)
Other income (expense):
Interest income	9	9	34	24
Interest expense	(2,603)	(3,071)	(6,980)	(7,406)
Other	(278)	(96)	(374)	(152)

Loss before income taxes	(2,693)	(4,103)	(13,881)	(9,701)
Income tax expense	—	(168)	(27)	(534)

Net loss	$(2,693)	$(4,271)	$(13,908)	$(10,235)

Pro forma basic and diluted loss per share	$(1.00)	$(1.66)	$(5.30)	$(3.97)

Pro forma basic and diluted weighted average common shares outstanding	2,693,056	2,575,508	2,622,527	2,575,508

Revenue by Customer Type

The following table sets forth, for each period indicated, the percentage of our revenues derived from each of our major types of customers.

	Pro Forma
	For the 40-week period ended

	July 4, 2003	July 5, 2002

Department of Defense	93.6%	90.0%
Federal Civilian Agencies	4.6	8.2
Commercial / State / Local	1.8	1.8

Total	100.0%	100.0%

	Balance Sheet Data
	(Dollars in thousands)
	July 4,	September 30,
	2003	2002

Current assets	$43	$7
Current liabilities	28	97
Working capital	15	(90)
Total debt	93	11
Stockholders’ equity	22	(90)
Total assets	$141	$7

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